As Filed With the Securities and Exchange Commission on
September 9,  1994
                  File No. _____________________





               SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

                      FORM S-8
   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      SYNERGEN, INC.
 (Exact name of registrant as specified in its charter)
       Delaware                                84-0868248
 (State or of incorporation)       (I.R.S. Employer Identification No.)
               885 33rd Street, Boulder, Colorado          80301
 (Address of principal executive offices)               (Zip Code)
SYNERGEN, INC. STOCK OPTION AGREEMENT   (Effective January 29, 1994)
              SYNERGEN, INC. DIRECTOR RETAINER FEE GRANTS
                     (Full title of the Plan)
             Gregory B. Abbott, Chief Executive Officer,
  Synergen, Inc., 1885 33rd Street, Boulder, Colorado 80301
              (Name and address of agent for service)
                       (303) 938-6200
(Telephone number, including area code, of agent for service)
                 With copies to:
Francis R. Wheeler, Esq., Holme Roberts & Owen LLC., 1700 Lincoln, Suite 4100, Denver, Colorado 80203 (303) 861-7000


           CALCULATION OF REGISTRATION FEE
                         Proposed       Proposed
Title of                 Maximum        Maximum
Securities to  Amount    Offering       Aggregate    Amount of
to be          to be     Price          Offering     Registration
Registered    Registered Per Share(1)   Price(1)     Fee

Common Stock    15,000(2)  $14.00         $210,000       $72.41
($.01 par Value)10,000(2)  $ 4.8125       $ 48,125       $16.60
Total                                                    $100.00(3)

(1)Estimated solely for the purpose of calculating the registration fee for the shares being registered hereby pursuant to Rule 457 based on (a) an exercise price of $14.00 per share for 15,000 shares of Common Stock that may be acquired upon exercise of the outstanding option under the Stock Option Agreement and (b) a grant price of $4.8125 per share (the average of the high and low sales price for Common Stock on September 6, 1994 as reported on the NASDAQ National Market) for up to 10,000 shares of Common Stock that may be acquired by directors upon their election to receive Common Stock in lieu of cash in payment of their retainer fee.

(2)15,000 and 10,000 shares are covered by the Stock Option
Agreement and the Director Retainer Fee Grants, respectively.

(3)Pursuant to Section 6(b), the registration fee for the shares being registered hereby shall be $100.





II-
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange
Commission (the "Commission") are incorporated by reference in the Registration Statement:

     (1) Synergen's Annual Report on Form 10-K for the year ended December 31, 1993,
File No. 0-14339;

     (2) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, File No. 0-14339;

     (3)  its Quarterly Report on Form 10-Q for the quarter ended
June 30, 1994, File No. 0-14339;

     (4)  its Curent Report on Form 8-K, filed June 2, 1994,
File No. 0-14339;

     (5)  its Curent Report on Form 8-K, filed July 21, 1994,
File No. 0-14339;

     (6)  its Current Report on Form 8-K filed August 10, 1994,
File No. 0-14339;

     (7)  all documents subsequently filed by Synergen

pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities

The description of the Common Stock to be issued is incorporated by reference from Synergen's Registration
Statements on Form 8-A dated March 20, 1986 and
November 4, 1991 (as amended by its Form 8 Amendment dated November 6, 1991).

Item 5.  Interests of Named Experts and Counsel

The legality of the shares of Common Stock will be passed on for the Company by Holme Roberts & Owen LLC, Denver, Colorado.
Attorneys of Holme Roberts & Owen LLC beneficially own approximately 11,728 shares of Common Stock and a warrant to purchase 900 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides, in part, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by such person in connection with such suit or proceeding if the person acted ingood faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Similar indemnity may be provided to such persons in connection with an action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise provides) that such person has not been held liable to the corporation in connection with such matter.

     Synergen's Certificate of Incorporation provides that a director shall not be liable to Synergen or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent arising from (a) a breach of the director's duty of loyalty,
(b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) the unlawful payment of dividends or the unlawful purchase or redemption of stock or (d) a transaction where the director received an improper personal benefit.

     Under its Bylaws, Synergen must indemnify any director, officer, agent or employee against expenses incurred in connection with any action, suit or proceeding brought by a third party or on behalf of Synergen, provided that Synergen determines that the indemnified party acted in good faith and in the best interests of Synergen, and had no reasonable cause to believe his or her conduct was unlawful and, in the case of an action brought by or on behalf of Synergen, that the indemnified party has not been held liable for negligence or misconduct in the performance of his or her duty to Synergen. Synergen also maintains insurance coverage for its officers and directors.

     The above discussion of Synergen's Certificate of Incorporation and Bylaws, Section 145 of the General Corporation Law of Delaware and Synergen's insurance policy is intended to be only a summary.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits
Exhibit No. Description

4.1 Restated Certificate of Incorporation of Synergen, Inc.
effective as of June 24, 1991 (2)

4.2 Certificate of Amendment to the Certificate of Incorporation of Synergen, Inc. effective as of June 17, 1992 (4)

4.3 Amended and Restated Bylaws of Synergen, Inc. effective as of October 11, 1983 (1)

4.4 Form of Common Stock Certificate (1)

4.5 Rights Agreement, dated as of October 24, 1991, between
Synergen, Inc. and Manufacturers Hanover Trust Company of
California, as Rights Agent (3)

4.6 Form of Certificate of Designations of Series A Junior
Participating Preferred Stock of Synergen, Inc. (3)

5.1 Legality opinion of Holme Roberts & Owen LLC

23.1 Consent of Deloitte & Touche LLP

23.2 Consent of Holme Roberts & Owen LLC is contained in its legality opinion filed as Exhibit 5.1

24.1 Powers of Attorney

(1)Incorporated by reference herein from the Registration
Statement on Form S-1 of Synergen, Inc. filed January 30, 1986; file number 33-3005.

(2)Incorporated by reference herein from the Registration
Statement on Form S-4 of Synergen, Inc. filed July 18, 1991 (as amended by Amendments filed August 5, 1991, September 9, 1991, November 7, 1991, November 13, 1991, January 31, 1992 and April 29, 1992); file number 33-41797.

(3)Incorporated by reference herein from the Registration
Statement on Form 8-A of Synergen, Inc. filed November 5, 1991 (as amended by the Form 8 Amendment of Synergen, Inc. filed November 7,
1991); file number 0-14339.

(4)Incorporated by reference herein from the Registration
Statement on Form S-8 of Synergen, Inc. filed September 11, 1992; file number 33-51918.

Item 9.  Undertakings
The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on September 8, 1994.

     SYNERGEN, INC.,
     a Delaware corporation


     By s/ Kenneth J. Collins
Kenneth J. Collins
Executive Vice President-Finance and Administration

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature               Title                       Date

*s/ Gregory B. Abbott
Gregory B. Abbott      Chief Executive Officer      September 8, 1994
                        and Director
                 (Principal Executive Officer)

*s/ Larry Soll
Larry Soll            Chairman of the Board         September 8, 1994
                      and Director

*s/ Robert C. Thompson
Robert C. Thompson    Executive Vice President-     September 8, 1994
                      Research and Clinical Affairs
                      and Director

*s/ Arthur H. Hayes, Jr.
Arthur H. Hayes, Jr.  Director                      September 8, 1994

*s/ David I. Hirsh
David I. Hirsh        Director                      September 8, 1994

*s/ Barry MacTaggart
Barry MacTaggart      Director                      September 8, 1994

*s/Glenn S. Utt, Jr.
Glenn S. Utt, Jr.      Director                     September 8, 1994

s/Kenneth J. Collins
Kenneth J. Collins    Executive Vice President      September 8, 1994
                      Finance and Administration
                     (Principal Accounting Officer
                       and Principal Financial Officer)

*By  /s Kenneth J. Collins

      Kenneth J. Collins, Attorney-in-fact